UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

RCMW GROUP, INC.
(Exact name of registrant as specified in its charter)

Wyoming
(State of other jurisdiction of incorporation or organization)

2232 Dell Range Blvd., Ste 245
Cheyenne, WY 82009
Phone: : (437) 230-7399
(Address, including zip code, and telephone number,
including area code of issuer’s principal executive office)

Wyoming EZ Corp.
2232 Dell Range Blvd., Ste 245
Cheyenne, WY 82009
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Michael Shenher

Chief Executive Officer

1415 Hunter Court, Unit 9 Kelowna, British Columbia, VIX 6E6 Canada

Phone: (437) 230-7399

Email: mike@rcmwgroup.com

5199	94-0490694
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

PRELIMINARY OFFERING CIRCULAR

[Date], 2021

Subject to Completion

Preliminary Offering Circular dated [Date], 2021

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the U. S. Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

RCMW Group, Inc.

$[  ]

4,250,000 SHARES OF COMMON STOCK

$[  ] PER SHARE

This is the public offering of securities of RCMW Group, Inc., a Wyoming corporation (the “Company”). We are offering 4,250,000 shares of our common stock, par value $0.00001 (“Common Stock”), at an offering price of $[  ] per share (the “Offered Shares”) by the Company. This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 1,000 Offered Shares ($[  ]); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 5 of this Offering Circular.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts’ basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

The Company is using the Offering Circular format in its disclosure in this Offering Circular.

Our Common Stock is quoted on the OTC Markets Pink Open Market under the stock symbol “RCMW.”

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share		Total Maximum (4)
Public Offering Price (1)(2)	$	[ ]	$	[ ]
Underwriting Discounts and Commissions (3)		$-		$-
Proceeds to Company	$	[ ]	$	[ ]

(1)	We are offering shares on a continuous basis. See “Distribution – Continuous Offering.

(2)	This is a “best efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts’ basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”

(3)	We are offering these securities without an underwriter. We reserve the right to engage the services of a registered broker-dealer who will offer, sell and process the subscriptions for the Shares, although we do not presently expect to engage such selling agent. If any broker-dealer or other agent/person is engaged to sell our Shares, we will file a post-qualification amendment to the offering statement of which this Offering Circular forms a part disclosing the names and compensation arrangements prior to any sales by such persons.

(4)	Excludes estimated total offering expenses, including underwriting discount and commissions, will be approximately $100,000, assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $[ ] per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The following table sets forth the high and low bid prices for our Common Stock per quarter for the past two years as reported by the OTC Markets, based on our fiscal year end April 30, and taking into effect the 1-4,500 reverse split that occurred on February 24, 2021. These prices represent quotations between dealers without adjustment for retail markup, markdown or commission and may not represent actual transactions.

Fiscal Year Ended		Bid Prices
April 30,	Period	High $	Low $
2019	First Quarter	0.90	0.45
	Second Quarter	0.90	0.45
	Third Quarter	0.45	0.45
	Fourth Quarter	0.90	0.45

2020	First Quarter	2.25	0.45
	Second Quarter	0.90	0.45
	Third Quarter	0.90	0.45
	Fourth Quarter	0.90	0.45

2021	First Quarter	2.25	0.45
	Second Quarter	27.02	1.35
	Third Quarter	9.00	2.47

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “RCMW”, “RCMW Group”, “we”, the “Company”, the “Registrant”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of RCMW Group, Inc.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Common Stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) and (ii) all other investors so long as their investment in our Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our Common Stock is being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our Common Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

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If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

The speculative nature of the business;

Our reliance on suppliers and customers;

Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

Our ability to effectively execute our business plan;

Our ability to manage our expansion, growth and operating expenses;

Our ability to finance our businesses;

Our ability to promote our businesses;

Our ability to compete and succeed in highly competitive and evolving businesses;

Our ability to respond and adapt to changes in technology and customer behavior; and

Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Overview

Our Current Business

The Company operates and intends to further obtain a diversified portfolio of subsidiary companies. Focusing on a variety of assets, products, and ancillary offerings in the hemp and related industries, the Company’s fluid business model is positioned to capitalize on, and adapt to, changing market conditions. Management of the Company continues to seek opportunities and strategic acquisitions that support its business model. RCMW Group, In, operates and intends to further augment their diversified portfolio of subsidiary companies. Focusing on a variety of assets, products, and ancillary offerings in the hemp and related industries, RCMW’s fluid business model is positioned to capitalize on, and quickly adapt to, changing market conditions. The Company is continually seeking opportunities and strategic acquisitions that support its business model and maintain alignment with the dynamic industry environment. The Company consists of subsidiaries which hold one hemp processing license in the state of Kentucky, Cannary Distribution, a distribution center in the Los Angeles metropolitan area, Verified Vapes, hardware manufacturer, Pettanicals, a high-quality nutritional pet supplement performance products brand and True Leaf Pet, a high-quality hrand of natural supplements for pets using hemp seed, and other active ingredients. The Company currently has operations in the U.S., Canada and Europe.

On May 2, 2020, RCMW (then Hemp Technology Inc.) and its wholly owned subsidiary 4033002, a newly formed Wyoming Corporation, entered into an Asset/Share Exchange Agreement and corresponding Bulk Asset Sale Agreement with Cannary Packaging, Inc., (“Cannary”), a private British Columb company. Under the terms of the Asset/Share Exchange Agreement, Cannary agreed to exchange its non-operating assets to 4033002, the Registrant’s subsidiary. The non-operating assets were valued at approximately $2,230,000 and were exchanged for 4,962,654 of the Registrant’s unregistered restricted common shares (the “Issued Shares”) of newly issued common stock to existing shareholders of Cannary based on their pro-rata ownership in Cannary.

Our fiscal year end is April 30.

For the first nine months of the fiscal year, starting May 1, 2020 the Company has generated $3,638,568 in revenues with a comprehensive loss of $1,186,532 for the same period (unaudited).

Our mailing address is 2232 Dell Range Blvd., Suite 245, Cheyenne, WY 82009. Our telephone number is (437) 230-7399. Our website is www.rcmwgroup.com, and our email address is ir@rcmwgroup.com.

We do not incorporate the information on or accessible through our websites into this Offering Circular, and you should not consider any information on, or that can be accessed through, our websites a part of this Offering Circular.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $8,500,00 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

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Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

We are a reporting company under Section 12(g).

We are subject to the reporting requirements under the Securities and Exchange Act of 1934. As a result, shareholders will have access to the information required to be reported by publicly held companies under the Exchange Act and the regulations thereunder. We intend to fully comply with all filing deadlines and rules regarding quarterly and annual reports.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Our Common Stock is quoted in the OTC Markets Pink Open Market Sheets under the symbol RCMW.

THE OFFERING

______

Issuer:	RCMW Group, Inc.

Securities offered by the Company:	A maximum of 4,250,000 shares of our common stock, par value $0.00001 (“Common Stock”) at an offering price of $[ ] per share (the “Offered Shares”). (See “Distribution.”)

Number of shares of Common Stock outstanding before the offering	10,169,173 issued and outstanding as of March 25, 2021

Number of shares of Common Stock to be outstanding after the offering	14,419,173 shares, if the maximum amount of Offered Shares are sold.

Price per share:	$[ ]

Maximum offering amount:	4,250,000 shares at $[ ] per share, or $[ ] (See “Distribution.”)

Trading Market:	Our Common Stock is quoted on the OTC Markets Pink Open Market Sheets division under the symbol “RCMW”.

Use of proceeds:

If we sell all the shares being offered, our net proceeds (after our estimated offering expenses) will be $8,400,000. We will use these net proceeds for working capital and other general corporate purposes.

Risk factors:	Investing in our Common Stock involves a high degree of risk, including: Immediate and substantial dilution. Limited market for our stock. See “Risk Factors.”

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RISK FACTORS

______

The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute “Forward-Looking Statements.”

The price of our common stock may continue to be volatile.

The trading price of our common stock has been and is likely to remain highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control or unrelated to our operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere, these factors include: the operating performance of similar companies; the overall performance of the equity markets; the announcements by us or our competitors of acquisitions, business plans, or commercial relationships; threatened or actual litigation; changes in laws or regulations relating to our businesses; any major change in our board of directors or management; publication of research reports or news stories about us, our competitors, or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; large volumes of sales of our shares of common stock by existing stockholders; and general political and economic conditions.

In addition, the stock market in general, and the market for developmental related companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies’ securities. This litigation, if instituted against us, could result in very substantial costs; divert our management’s attention and resources; and harm our business, operating results, and financial condition.

There are doubts about our ability to continue as a going concern.

For the nine months ended January 31, 2021, the Company generated $3,638,568 revenues (unaudited) and a comprehensive net loss of $1,186,532 (unaudited). The Company had an accumulated deficit of $7,430,865 (audited) for the year ended April 30, 2020. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the growth of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships, or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary, to raise additional funds, and may require that the Company relinquish valuable rights. Please see Financial Statements – Note 2. Going Concern for further information.

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Risks Relating to Our Financial Condition

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operations.

As we have limited operations in our business and has only recently begun to generate revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact that we operate in rapidly transforming industry. There is no guarantee that our planned products or services will remain attractive to potential and current users as these industries undergo rapid change, or that potential customers will utilize our services.

There are deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we do not need to provide a report on the effectiveness of our internal controls over financial reporting, and we are exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. Management has concluded that the Company’s disclosure controls and procedures were not effective as of January 31, 2021, due to the lack of segregation of duties, internal miscommunications, lack of timely review of the financials; and need for an audit committee. Management is developing a plan to institute protocols to avoid miscommunications and to identify causes of the control deficiencies that give rise to the material weaknesses. Until the remediation efforts are fully implemented, and an audit committee is appointed, management expects material weaknesses will continue to exist.

As a growing company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors have a significantly larger user base and revenue stream but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to update our website, add to our inventory, and improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing, we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

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The impact of any kind of epidemic, such as the coronavirus, may adversely affect us from securing outside funding.

Our business could be adversely affected by the outbreaks of epidemics, such as the Corona Virus Disease 2019, or COVID-19 or other epidemics. Past occurrences of epidemics have caused different degrees of damage to the national and local economies. A recurrence of an outbreak of any kind of epidemic could cause a slowdown in the levels of economic activity, which may adversely affect our ability to raise funding for the Company. We are unable to predict how the virus and combative measures may affect our operations. If we are unable to obtain a sufficient amount of funding required, either from our officers or outside funding, we shall be required to cease our operations and close our business which can result is a total loss of any investor’s investments in our company.

We are highly dependent on the services of our key executives, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management, specifically Michael Shenher, Chad Costa and Walter Schredl. If we lose key management or employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our management personnel and our ability to identify, hire, and retain additional key personnel. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the business of selling related items. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

We may not be able to compete successfully with other established companies offering the same or similar products and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our planned markets, we may not achieve our projected revenue and/or customer targets. We compete with both start-up and established companies. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in our markets of choice.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

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We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $350,000 annually to maintain the proper management and financial controls for our filings required as a public company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Risks Relating to our Common Stock and Offering

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at, or near ask prices at any given time, may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history, and relatively small revenues, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and small revenue or lack of profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships, or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

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Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The possible occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

○	our ability to integrate operations, technology, products and services;

○	our ability to execute our business plan;

○	operating results below expectations;

○	our issuance of additional securities, including debt or equity or a combination thereof;

○	announcements of technological innovations or new products by us or our competitors;

○	loss of any strategic relationship;

○	industry developments, including, without limitation, changes in competition or practices;

○	economic and other external factors;

○	period-to-period fluctuations in our financial results; and

○	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We do not expect to pay dividends in the foreseeable future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

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Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 50,000,000,000 shares of common stock. We have issued and outstanding, as of March 25, 2021, 10,169,173 shares of common stock. In addition, we are entitled under our Articles of Incorporation to issue “blank check” preferred stock. Our board may generally issue shares of common stock, preferred stock, options, or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early developing companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

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Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Because directors and officers currently and, for the foreseeable future, will continue to control RCMW Group, it is not likely that you will be able to elect directors or have any input in the policies of RCMW Group.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors, officers, and affiliates of RCMW Group. beneficially own a majority of our outstanding common stock voting rights. Due to such significant ownership position held by our insiders, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Relating to Our Company and Industry

The following risks relate to our businesses and the effects upon us assuming we obtain financing in a sufficient amount.

Our business plan is speculative.

Our planned businesses are speculative and subject to numerous risks and uncertainties. The burden of government regulation on manufacturers, distributors, retailers, suppliers and consumers, is uncertain and difficult to quantify. There is no assurance that we will ever earn enough revenue to make a net profit.

We still need to grow our brand identity and customer loyalty; if we fail to market our brand to promote our product offerings, our business could suffer.

We are growing our brand identity and brand loyalty. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers once we have a commercially viable product offered by our subsidiaries. In order to attract customers to our potential products, we may be forced to spend substantial funds to create and maintain brand recognition among consumers. We believe that the cost of our sales campaigns could increase substantially in the future. If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be harmed.

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We may not be able to successfully compete against companies with substantially greater resources.

The industries in which we operate in general are subject to intense and increasing competition. Some of our competitors may have greater capital resources, facilities, and diversity of product lines, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our planned products. There are no assurances that competition in our respective industries will not lead to reduced prices for our proposed products. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

Certain of the Company’s planned products are dependent on consumer discretionary spending.

Our products may be susceptible to unfavorable changes in economic conditions. Decreases in consumer discretionary spending could negatively affect the Company’s business and result in a decline in sales and financial performance.

Our business is dependent upon suppliers.

We are dependent upon a limited number of suppliers for our products. Although we do not anticipate difficulty in obtaining adequate inventory at competitive prices, we can offer no assurance that such difficulties will not arise. The extent to which supply disruption will affect us remains uncertain. Our inability to obtain sufficient quantities of products at competitive prices would have a material adverse effect on our business, financial condition and results of operations.

We cannot assure that we will earn a profit or that our planned products will be accepted by consumers.

Our business is speculative and dependent upon acceptance of our products by distributors and consumers. Our operating performance will be heavily dependent on whether or not we are able to earn a profit on the sale of our products. We cannot assure that we will be successful or earn enough revenue to make a profit, or that investors will not lose their entire investment.

Inventories maintained by the Company, the manufacturers and its customers may fluctuate from time to time.

The Company relies in part on its dealer and customer relationships and predictions of the manufacturer and customer inventory levels in projecting future demand levels and financial results. These inventory levels may fluctuate, and may differ from the Company’s predictions, resulting in the Company’s projections of future results being different than expected. These changes may be influenced by changing relationships with the distributors and customers, economic conditions and customer preference for particular products. There can be no assurance that the Company’s manufacturers and customers will maintain levels of inventory in accordance with the Company’s predictions or past history, or that the timing of customers’ inventory build, or liquidation will be in accordance with the Company’s predictions or past history.

We may be subject to product liability claims or regulatory action if our products are alleged to have caused significant loss or injury.

We may be subject to product liability claims, regulatory action, and litigation if our products are alleged to have caused loss or injury or failed to include adequate instructions for use or failed to include adequate warnings concerning possible side effects or interactions with other substances. Our products may also be subject to product recalls, including voluntary recalls or withdrawals, if they are alleged to pose a risk of injury or illness, or if they are alleged to have been mislabeled, misbranded or adulterated or to otherwise be in violation of governmental regulations. A product liability claim or regulatory action against us could result in increased costs and could adversely affect our reputation and goodwill with our patients and consumers generally. There can be no assurance that we will be able to maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could result in us becoming subject to significant liabilities that are uninsured and also could adversely affect our commercial arrangements with third parties.

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We have limited or no control over the manufacturing and quality of the products we plan to sell.

We will not directly manufacture any of the proposed products that we currently plan to sell. Consequently, we have limited or no control over manufacturing practices at the suppliers from whom we procure the products we plan to sell. We put forth considerable efforts to ensure that the products we plan to sell are safe and comply with all applicable regulations. In spite of these efforts, there is a risk that we could inadvertently resell products which fail to comply with applicable regulations or have other quality defects. If this were to occur, we could be forced to conduct a product recall, defend regulatory or civil claims, or take other actions, any of which could have a material adverse effect upon our business.

Increases in the cost of shipping, postage or credit card processing could harm our business.

We ship our products to customers by overnight delivery and surface services. We invoice the costs of delivery and parcel shipments directly to customers as separate shipping and handling charges. Any increases in shipping, postal or credit card processing rates could harm our operating results as we may not be able to effectively pass such increases on to our customers. Similarly, strikes or other service interruptions by these shippers could limit our ability to market or deliver our proposed products on a timely basis.

We face an inherent risk of exposure to product liability claims in the event that the products we manufacture or sell allegedly cause personal injury.

We face an inherent risk of exposure to product liability claims in the event that the products we plan to sell allegedly cause personal injury. Although we have not experienced any significant losses due to product liability claims, we may experience such losses in the future. While our suppliers maintain insurance against product liability claims but cannot be certain that such coverage will be adequate to cover any liabilities that we may incur, or that such insurance will continue to be available on acceptable terms. A successful claim brought against us in excess of available insurance coverage, or any claim that results in significant adverse publicity, could have a material adverse effect upon our business.

Our products may be subject to recalls for a variety of reasons, which could diminish their value and our ability to sell or require us to expend significant management and capital resources.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, adulteration, or interactions with other substances. Although we will have detailed quality control procedures in place for testing our hemp-derived products, there can be no assurance that any quality or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action, or lawsuits, whether frivolous or otherwise. If any of the products produced by us are not saleable due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. As a result, we may lose a significant amount of sales and may not be able to replace those sales at an acceptable gross profit or at all. In addition, this may require significant management attention or damage our reputation and goodwill or that of our products or brands.

We are subject to operating risks which may adversely affect our financial condition.

Our operations are subject to risks normally incidental to manufacturing operations which may result in work stoppages and/or damage to property. This may be caused by:

●	Breakdown of our equipment;

●	Breakdown of the processes that create our end products;

●	Labor disputes;

●	Imposition of new government regulations;

●	Sabotage by operational personnel;

●	Cost overruns; and

●	Fire, flood, or other Acts of God.

If any of the above were to occur, our business could be adversely affected.

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We may be unable to keep pace with changes in the industries that we serve and advancements in technology as our business and market strategy evolves.

As changes in the industries we serve occur or macroeconomic conditions fluctuate, we may need to adjust our business strategies or find it necessary to restructure our operations or businesses, which could lead to changes in our cost structure, the need to write down the value of assets, or impact our profitability. We will also make investments in existing or new businesses, including investments in technology and expansion of our business plans. These investments may have short-term returns that are negative or less than expected and the ultimate business prospects of the business may be uncertain.

As our business and market strategy evolves, we also will need to respond to technological advances and emerging industry standards in a cost-effective and timely manner in order to remain competitive, such as adaptive learning technologies, better and more interactive products and web accessibility standards. The need to respond to technological changes may require us to make substantial, unanticipated expenditures. There can be no assurance that we will be able to respond successfully to technological change.

Risks Relating to Security Breaches

We are dependent on our telephone, Internet and management information systems for the sales and distribution of our potential products.

Our success depends, in part, on our ability to provide prompt, accurate and complete service to our customers on a competitive basis and our ability to purchase and promote products, manage inventory, ship products, manage sales and marketing activities and maintain efficient operations through our telephone and proprietary management information system. A significant disruption in our telephone, Internet or management information systems could harm our relations with our customers and the ability to manage our operations. We can offer no assurance that our back-up systems will be sufficient to prevent an interruption in our operations in the event of disruption in our management information systems, and an extended disruption in the management information systems could adversely affect our business, financial condition and results of operations.

Online security breaches could harm our business.

The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in our website. Substantial or ongoing security breaches of our system or other Internet-based systems could significantly harm our business. Any penetration of our network security or other misappropriation of our users’ personal information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, fraud, or misuse of personal information, such as for unauthorized marketing purposes. These claims could result in litigation and financial liability. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect customer transaction data. We may incur substantial expense to protect against and remedy security breaches and their consequences. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. We cannot guarantee that our security measures will prevent security breaches. Any breach resulting in misappropriation of confidential information would have a material adverse effect on our business, financial condition and results of operations.

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Government regulation and legal uncertainties relating to the Internet and online commerce could negatively impact our business operations.

Online commerce is rapidly changing, and federal and state regulation relating to the Internet and online commerce is evolving. The U.S. Congress has enacted Internet laws regarding online privacy, copyrights, and taxation. Due to the increasing popularity of the Internet, it is possible that additional laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services. The adoption or modification of laws or regulations applicable to the Internet could harm our business operations.

Changing technology could adversely affect the operation of our website.

The Internet, online commerce and online advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer preferences. Our future success will depend on our ability to adapt to rapidly changing technologies and address its customers’ changing preferences. However, we may experience difficulties that delay or prevent us from being able to do so.

Statements Regarding Forward-looking Statements

______

This Disclosure Statement contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses of $100,000) will be $8,4000,000.

We will use these net proceeds for the following:

	$[ ]	$6,375,000	$4,250,000	$2,125,000
	Shares Sold	Shares Sold	Shares Sold	Shares Sold
Stock Offered (% Sold)	100%	75%	50%	25%
Gross Offering Process	$ [ ]	$6,375,000	$4,250,000	$2,125,000
Offering Expenses	100,000	75,000	50,000	50,000
Net Proceeds	8,400,000	6,300,000	4,200,000	2,075,000

Principal Uses of Proceeds
Independent Contractors	900,000	750,000	600,000	480,000
Inventory, Freight, Fulfillment	4,650,000	3,475,000	2,350,000	1,275,000
Marketing and Public Relations	800,000	600,000	200,000	50,000
Supplies	120,000	100,000	50,000	30,000
Telecommunications, Website, and Consulting	150,000	100,000	50,000	40,000
Legal, Accounting and Compliance	100,000	100,000	50,000	30,000
Miscellaneous	50,000	50,000	50,000	10,000
Working Capital	1,630,000	1,125,000	850,000	160,000
Total Principal Uses of Net Proceeds	$8,400,000	$6,300,000	$4,200,000	$2,075,000

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The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 75%, or 50%, or 25% of the shares offered for sale in this offering, we expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DILUTION

______

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of January 31, 2021 was $738,865 or $ 0.075 per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering.

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$2.00	$2.00	$2.00	$2.00
Historical net tangible book value per share as of January 31, 2021 (1)	0.0727	0.0727	0.0727	0.0727
Increase in net tangible book value per share attributable to new investors in this offering (2)	0.568	0.46	0.3331	0.1823
Net tangible book value per share, after this offering	0.6407	0.5326	0.4058	0.2550
Dilution per share to new investors	0.0068	0.0073	0.0080	0.0087

(1)	Based on net tangible book value as of January 31, 2021 of $738,865 and 10,169,173 outstanding shares of Common stock as of March 25, 2021 (unaudited).
(2)	With deducting estimated offering expenses from the Offering.

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DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Prior to the Offering, there has been a limited public market for the Offered Shares. The public offering price was determined by the Company. The principal factors considered in determining the public offering price include:

●	the information set forth in this Offering Circular and otherwise available;
●	our history and prospects and the history of and prospects for the industry in which we compete;
●	our past and present financial performance;
●	our prospects for future earnings and the present state of our development;
●	the general condition of the securities markets at the time of this Offering;
●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
●	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate at the Company’s discretion or, on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

Contact us via phone or email.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by check, wire or electronic funds transfer via ACH to the specified account maintained by us.

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Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

State Law Exemption and Offerings to “Qualified Purchasers”

Our Common Stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our Common Stock is being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our Common Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds at Management’s discretion.

Other Selling Restrictions

Other than in the United States, no action has been taken by us that would permit a public offering of our Common Stock in any jurisdiction where action for that purpose is required. Our Common Stock may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other offering material or advertisements in connection with the offer and sale of shares of our Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy our Common Stock in any jurisdiction in which such an offer or solicitation would be unlawful.

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The British Columbia Securities Commission (“BCSC”) of Canada has initiated a cease trade order (“CTO”) on the Company. The CTO was issued for failure to file comparative annual financial statements, as required under Part 4 of National Instrument 51-102 Continuous Disclosure Obligations (“NI 51-102”). The Company has been fully reporting with the SEC since March 30, 2020 and is current with its filings. In an effort to revoke this CTO, in March, 2021 the Company started reporting its financials in the Canadian SEDAR system. Management has taken this CTO very seriously and has taken the necessary steps to meet the financial reporting requirements. Further, management has engaged legal counsel in Canada to help them revoke this CTO. It is difficult to determine how long this CTO will remain in effect. As long as the CTO remains in effect the Company cannot extend this offering to British Columbia residents.

Management has informed the BCSC that it plans to file this Offering Circular. The BCSC has given the Company its permission to file this Offering Circular.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,00, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $8,500,00.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Management’s Discussion and Analysis

The Company has generated $3,638,568 revenues from operations for the first nine months ending January 31, 2021.

Plan of Operation for the Next Twelve Months

The Company believes that the proceeds of this Offering will satisfy its cash requirements for the next twelve months. To complete the Company’s entire deployment of its current products and its business plan, it may have to raise additional funds in the next twelve months.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions about collection of accounts and notes receivable, the valuation and recognition of stock-based compensation expense, the valuation and recognition of derivative liability, valuation allowance for deferred tax assets and useful life of fixed assets.

RESULTS OF OPERATIONS

Working Capital	As of Jan. 31, 2021 (unaudited)	As of April 30, 2020 (audited)

Current Assets	1,968,848	970
Current Liabilities	1,453,650	214,890
Working Capital (Deficit)	$515,198	$(213,920)

Cash Flows	For the Nine Months Ended Jan. 31, 2021 (unaudited)
Cash Flows provided by (used in) Operating Activities	$(292,586)
Cash Flows provided by Financing Activities	377,161
Cash Flows provided by Investing Activities	(9,500)
Net Increase (decrease) in Cash During Period	$75,075

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Results for three months and nine months ending January 31, 2021

Revenue

Comprised of approximately 65% of sales made to other distributors and the remaining 35% to business to business (“B2B”) customers. Revenue had been consistent for the first two quarters with a monthly average of $ 894,821. During this quarter, revenue decreased primarily due to a general, and expected, decrease of orders over the holiday period. In addition, there was a return of approximately $700,000 made during the current period that related to prior period sales. A full refund was issued to the customer and the Company was able to receive a full refund on the costs from the manufacturing facility due to manufacturer’s defects. The net impact to the current period for this return was approximately $153,000. The sales to this customer are expected to begin to return to the same levels as in the first half of the fiscal year during the final quarter of this fiscal year.

A key indicator used by management is upcoming sales orders as, for a portion of our business, there can be a significant gap between order placement and fulfillment. As of January 31, 2021, the Company had approximately $260,000 open sales orders. At the date of this report, the Company had recognized revenue for approximately $235,000, or 91%, of these orders.

Operating Expenses

We incurred operating expenses of $1,141,882 during the nine months ended January 31, 2021. These expenses were primarily the result of engaging key staff to develop our business plan and fulfilling public company reporting obligations. Generally, the operation expenses were much lower due to the reduction of startup costs and staff being laid off due to the pandemic as a result of the Corona Virus (Covid-19).

Net Income from Operations

We incurred a net operating loss of $1,117,608, before other income and a provision for income taxes, during the nine-month period ended January 31, 2021 and a net loss of $292,449 in the comparable period in 2019.

The following tables set forth, for the periods indicated, statements of operations data. The tables and the discussion above should be read in conjunction with the accompanying unaudited interim condensed consolidated financial statements and the notes thereto in this report.

Consolidated Results

Revenues

	Three months ended January 31,			Percent
	2021	2020	Change	Change
Revenues	$282,987	-	$282,987	100%
Costs and expenses	1,424,980	81,220	1,343,760	94%
Net Income (Loss) from operations	$(1,141,993)	(81,220)	$(1,060,773)	93%

	Nine months ended January 31,			Percent
	2021	2020	Change	Change
Revenues	$3,638,568	-	$3,638,568	100%
Costs and expenses	4,756,176	292,449	4,463,727	94%
Net Income (Loss) from operations	$(1,117,608)	(292,449)	$(825,159)	74%

Costs and expenses

	Three months ended January 31,			Percent
	2021	2020	Change	Change
Cost of sales	$116,090		$116,090	100%
Inventory write-down	688,973	-	688,973	100%

Selling, general and administrative	616,834	81,220	535,614	87%
Depreciation and amortization	3,083	0	3,083	100%
	$619,917	81,220	$538,697	87%

	Nine months ended January 31,			Percent
	2021	2020	Change	Change
Cost of sales	$2,925,321	-	$2,925,321	100%
Inventory write-down	688,973	-	688,973	100%

Selling, general and administrative	1,134,468	292,449	842,019	74%
Depreciation and amortization	7,414	-	7,414	100%
	$1,141,882	292,449	$849,433	74%

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Part 3 - Financial Liquidity and Capital Resources

Liquidity and Capital Resources

	For the Three Months Ended		For the Nine Months Ended
	January 31,		January 31,
	2021	2020	2021	2020
Cash flow from operating activities	$(418,769)	(48,148)	$(292,586)	(162,169)
Cash flow from financing activities	345,049	31,475	367,661	86,967
Net cash flow	$(73,720)	(16,673)	$75,075	(75,202)

Net cash used in operating activities

For the nine-month period ended January 31, 2021, the Company had a net loss of $1,186,532. Accounts payable increased by $528,721 during the period mainly due to purchasing inventory and regular business expenses, prepaids increased by $655,263 during the period mainly due to prepayment on purchasing inventory. There was an increase in accounts receivable of $188,409, which has largely been collected, and unearned revenues of $107,086, which has largely been earned, and a decrease in inventories of $1,025,473 which was impacted by inventory write-downs of $688,973. During the comparable period during the 2020 fiscal year, the Company had minimal activity.

Net cash provided by financing activities

During the nine-month period ended January 31, 2021, the Company received financing in the amount of $1,385,312, of which $678,894 has been repaid and had a decrease in amounts due to related parties of $172,390. In addition, an investment was made towards exploring access to the European market for our pet supplement business with prepayments made of $152,955. During the comparable periods in fiscal 2020, the Company had amounts due to related parties of $60,552 and shares issued for cash of $26,415 in financing activities.

Working capital

	As of	As of
	January 31, 2021	April 30, 2020
Current Assets	$1,968,848	$970
Current Liabilities	1,453,650	214,890
Working Capital (Deficit)	$515,198	$(213,920)

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The Company’s current assets are substantially made up of accounts receivable, prepaid expenses, and inventories. Cash balances increased since April 30, 2020.

The Company’s current liabilities are substantially made up of accounts payable and accrued liabilities, loans in the amount of $775,343 and unearned revenues in the amount of $107,086.

Going concern

The Company has incurred continuing losses from its operations and as of January 31, 2021, the Company had an accumulated deficit of $8,617,397 resulting primarily from its previous biofuels business. The Company had a net loss of $353,875 during its most recent year ended April 30, 2020 and a net loss of $1,186,532 in the nine months ended January 31, 2021.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Future Financings.

We will continue to rely on revenues generated and equity sales of the Company’s common shares in order to continue to fund business operations. Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that the Company will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our business plan of selling our proposed CBD products.

As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of revenues. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we will need to generate sufficient revenues from sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

Off Balance Sheet Arrangements

As of January 31, 2021, the Company had no off balance-sheet arrangements. The Company has not entered into any specialized financial agreements to minimize its investment risk, currency risk or commodity risk.

Critical Accounting Estimates and Policies

The preparation of these interim condensed consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the interim condensed consolidated financial statements and reported amounts of expenses during the reporting period.

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the end of the reporting period, that could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, include, but are not limited to, the following: fair value of transactions involving shares of common stock, assessment of the useful life and evaluation for impairment of capital assets. Other areas requiring estimates include allocations of expenditures, valuation of accounts receivable and inventories and amortization of capital assets.

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Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Contractual Obligations

As a “smaller reporting company,” we are not required to provide tabular disclosure obligations.

Inflation

Inflation and changing prices have not had a material effect on our business and at this time, we do not expect that inflation or changing prices will materially affect our business in the foreseeable future.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations, that being said, our business did taper off during the Chinese New Year celebrations. This pattern may change, however, in the event that we succeed in bringing our planned products to market.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, our company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

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Revenue Recognition

Sales comprise the fair value of the consideration received or receivable for the sale of goods and rendering of services in the ordinary course of the Company’s activities. Sales are presented, net of sales tax, rebates and discounts, and after eliminating sales within the Company. The Company recognizes revenue when the amount of revenue and related cost can be reliably measured, it is probable that the collectability of the related receivables is reasonably assured and when the specific criteria for each of the Company’s activities are met as follows:

Sale of goods – Revenue from these sales is recognized when an entity has delivered the goods to locations specified by its customers and the customers have accepted the goods in accordance with the sales contract. Products are sold to certain customers with a volume discount and these customers also have the right to return faulty goods. Revenue from these sales is recorded based on the contracted price less the estimated volume discount and returns at the time of sale. Experience and projections are used to estimate the anticipated volume of sales and returns.

Deposits received from customers for which the related goods are not yet delivered represent contract liabilities and are recorded as unearned revenue.

Share-based Compensation

Our company follows the provisions of FASB Accounting Standards Codification (“ASC”) 718, “Share-Based Payment.” which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Equity instruments issued to non-employees for goods or services are accounted for at either the fair market value of the goods and services rendered or on the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in ASC 505-50-30.

Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the year. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As our company has a loss for the years ended April 30, 2020, and 2019 the potentially dilutive shares are anti-dilutive and therefore they are not added into the earnings per share calculation.

Income Taxes

Our company accounts for income taxes pursuant to ASC 740. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. Our company maintains a valuation allowance with respect to deferred tax assets. Our company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration our financial position and results of operations for the current year. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carry forward year under the Federal tax laws. Changes in circumstances, such as our company generating taxable income, could cause a change in judgment about the realization of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

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Fair Value of Financial Instruments

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) a reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Inputs that are both significant to the fair value measurement and unobservable. Our company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts our company could realize in a current market exchange. As of April 30, 2020, and 2019, the carrying value of accounts payable and loans that are required to be measured at fair value, approximated fair value due to the short-term nature and maturity of these instruments.

Patent and Intellectual Property

Our company expenses the costs associated with obtaining a patent or other intellectual property purchased for research and development and has no alternative future use. For the period ended April 30, 2020 no events or circumstances occurred for which an evaluation of the alternative future use of patent or intellectual property was required.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses. Actual results could differ from those estimates made by management.

RCMW Group.

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Summary

RCMW Group operates and intends to further obtain a diversified portfolio of subsidiary companies. Focusing on a variety of assets, products, and ancillary offerings in consumer product related industries. Management believes that RCMW’s fluid business model is positioned to capitalize on, and quickly adapt to, changing market conditions. The Company is continually seeking opportunities and strategic acquisitions that support its business model and maintain alignment with the dynamic industry environment.

Corporate History

Our Corporate History and Background

RCMW Group, Inc. (the “Company”, “RCMW”, “we”, “us” or “our”) was originally incorporated in July 2005 in Nevada under the name “Loma Verde Inc.” Our Company was initially formed for the purpose of acquiring and developing mineral properties and was therefore considered to be in the pre-exploration stage. Mineral claims with unknown reserves were acquired, but we did not establish the existence of commercially mineable ore deposits and we decided to abandon our mineral claims and to pursue other business opportunities, one of which was the alternative energy business.

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In March 2007, we engaged in a merger with our wholly owned subsidiary, “Clean Power Concepts Inc.”, for the purpose of changing our name.

In April 2010, we changed our business focus to the operation of the business conducted by our subsidiary “General Bio Energy Inc.”, which was focused on the environmentally friendly green energy industry. General Bio Energy Inc. was incorporated in the Province of Saskatchewan in February 2006 under the name “Canadian Green Fuels Inc.” and changed its name to “General Bio Energy Inc.” in September 2008. General Bio Energy Inc. commenced its pre-production stage in May 2006 and began selling products in July 2008. From 2008 to 2011, we were engaged in the development of a bioenergy business focused on agricultural processing and the environmentally friendly green energy industry. We produced a range of products manufactured by crushing oilseeds and refining the by-products. Our subsidiary, General Bio Energy Inc., operated a fully integrated commercial oilseed crushing, bio-diesel refinery, which used its proprietary processes to produce two main co-products, oil and meal, each of which were further processed and then sold. The oil products produced from this process could be divided into three subcategories: (i) vegetable oil for human and animal consumption; (ii) biofuel and biofuel additives; and (iii) environmental lubricants and conditioners, penetrating sprays, dust suppressants, cutting oils and other “ECO-lubricants”. We also added a new group of oil products to our product mix: natural consumer health products. The meal and protein related products were used for agricultural and aquaculture feedstock. We considered our facility to be a “green” manufacturing facility because it had minimal effluents, using methods which are emissions friendly. Our production facility and head office were located in Regina, Saskatchewan.

From 2012 to 2018, we focused on clearing our debts from prior biofuels operations by issuing shares in exchange for the settlement of these liabilities, and on seeking a different venture for our shareholders. In 2013, our company redomiciled its corporate jurisdiction to the State of Wyoming.

On January 18, 2020, we changed our name to Hemp Technology Inc. and announced a new business plan in the emerging hemp related products business. We hired new management to carry out these plans and raised $0.3 million seed capital between March and September 2020 to commence the process. On December 28, 2020, we changed our corporate name from Hemp Technology Inc. to RCWM Group, Inc.

BUSINESS

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The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth above under “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Annual Report, including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading “Risk Factors” or elsewhere in this Offering Circular.

DESCRIPTION OF BUSINESS

Business Overview

The Company operates and intends to further obtain a diversified portfolio of subsidiary companies. Focusing on a variety of assets, products, and ancillary offerings in the hemp and related industries, the Company’s fluid business model is positioned to capitalize on, and adapt to, changing market conditions. Management of the Company continues to seek opportunities and strategic acquisitions that support its business model. RCMW Group, Inc. (formerly “Hemp Technology Inc.”), operates and intends to further augment their diversified portfolio of subsidiary companies. Focusing on a variety of assets, products, and ancillary offerings in the hemp and related industries, RCMW’s fluid business model is positioned to capitalize on, and quickly adapt to, changing market conditions. The Company is continually seeking opportunities and strategic acquisitions that support its business model and maintain alignment with the dynamic industry environment. The Company currently has operations in the U.S. and Canada.

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On May 2, 2020, RCMW and its wholly owned subsidiary 4033002, a newly formed Wyoming Corporation entered into an Asset/Share Exchange Agreement and corresponding Bulk Asset Sale Agreement with Cannary Packaging, Inc., (“Cannary”), a private British Columbia company. Under the terms of the Asset/Share Exchange Agreement, Cannary agreed to exchange its non-operating assets to 4033002, the Registrant’s subsidiary. The non-operating assets were valued at approximately $2,230,000 and were exchanged for 4,962,654 of the Registrant’s unregistered restricted common shares (the “Issued Shares”) of newly issued common stock to existing shareholders of Cannary based on their pro-rata ownership in Cannary.

On September 11, 2020, RCMW and its wholly owned subsidiary 4033001, a newly formed Wyoming Corporation, completed its acquisition of True Leaf Pet Inc.’s assets. The two companies first entered into the bulk asset purchase agreement on August 11, 2020. The bulk asset purchase agreement (the “Transaction”) was subject to approval by the Court of the Transaction within 30 days of the execution date. The Transaction closed on September 11, 2020.

The Company consists of subsidiaries which hold one hemp processing license in the state of Kentucky, Cannary Distribution in the Los Angeles metropolitan area, Verified Vapes and Zero, hardware manufacturer, Pettanicals, a high-quality nutritional pet supplement performance products brand and True Leaf Pet, a high quality brand of natural supplmenets for pets using hemp seed and other active ingredients.

RCMW’s Health Pet Technology Division

Pet Health Technology Inc., a subsidiary of RCMW currently holds several brands and produces functional and pet performance products. In addition to the Pettanicals brand directed at veterinary channel, the company most recently acquired substantially all of the assets of True Leaf Pet, a globally recognized, fast growing “hemp for pets” product line that secured over $2.3M revenues in the 2019-20 fiscal year. True Leaf’s range of 40+ products are sold globally in 3,500+ stores and have an established a loyal, repeat buying customer base. In addition, we are preparing for a spring launch into the grocery retail channel infrastructure for our True Path brand.

The Cannary Distribution Division

Cannary Distribution is a subsidiary and distributor of RCMW’s hardware and ancillary products. This includes high-quality packaging and vaporizer products (including RCMW’s Verified Vapes, ZERO, and R&D) throughout North America. Products are distributed from our Long Beach CA, and Kelowna BC locations. Future plans for 4033002, A Wyoming Company, dba Cannary Distribution include diversified product lines and continued product distribution to its extensive customer base, and expansion into new geographic areas.

Vape Tech Manufacturing Division

Vape Tech Manufacturing is RCMW’s subsidiary, which is focused on manufacturing, branding and distributing safe, high-quality, reliable vaporizer products. Our widely recognized branded products consist of our premium high-quality line Verified Vapes, our more value conscious line Zero, and our fully customizable line R&D established as a white label resource for resellers looking for private branded hardware.

Marketing

We market our products to distributors and manufacturers, who use our empty cartridges for their final products. We also market our pet products to retail stores and veterinarians. Vertical integration is achieved through the establishment of an internal supply chain across RCMW’s group of companies, enabling tight control of margins while building brand recognition and a loyal consumer base through enhancement and expansion within existing channels and expanding distribution avenues.

Sales and Distribution

We will sell our proposed products through our ecommerce, direct, large retail chains, and distribution centers, to U.S. and Canadian customers. We are working to begin selling our potential products, using different sales techniques. Customers who purchase a certain amount of our products receive quantity discounts.

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Competition

Many of our competitors have greater resources and market recognition than we currently have available. There is also a possibility of a larger entity trying to acquire many of the smaller companies in the industry. We compete using specific products that we believe meet the demands of our customers, selling them at prices that are very affordable in relation to other products in the marketplace. We cannot predict the likelihood of succeeding in these efforts.

Suppliers

Our future products will be made by independent vendors. We purchase our products which are made to our veterinarian crafted proprietary formulations from select vendors. The products are tested by these vendors to ensure good quality control. The vendors primarily package and label the items being delivered to us. We have not experienced nor are we aware of any shortages of supplies available.

Regulation

We are subject to government regulation both within and outside the U.S. relating to the development, manufacture, marketing, sale, and distribution of our products. The following sections describe certain significant regulations that we are subject to. These are not the only regulations that our businesses must comply with.

Seasonality

We do not expect any seasonality in our business, although our sales dropped during the December holiday season and Chinese New Year.

Property

Our mailing address is 2232 Dell Range Blvd., Suite 245, Cheyenne, WY 82009. We currently lease a warehouse shipping and distribution facility at 2901 Gardena Ave, Signal Hill, CA 90755. Our telephone number is (437) 230-7399.

Employees

We have 21 full-time or part-time employees of our business or operations who are employed by subsidiaries of the RCMW Group. We anticipate adding additional employees in the next 12 months, as needed. We do not feel that we would have any unmanageable difficulty in locating needed staff.

Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand.

We are implementing a plan to have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, we are not likely to have a material adverse effect on our business. Litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

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MANAGEMENT

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each shareholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the shareholder’s name. We have based our calculation of the percentage of beneficial ownership on 10,169,173 shares of the Company’s common stock outstanding on March 25, 2021.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)(2)
Michael Shenher	Common Stock	2,008,130	19.7%
Chad Costa	Common Stock	2,574,795	25.3%
Walter Schredl	Common Stock	1,060,924	10.4%
All executive officers and directors as a group (3 persons)	Common Stock	5,643,849	55.4%

Notes

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.
(2)	Based on 10,169,173 shares issued and outstanding.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our company.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of September 30, 2020:

As of June 4, 2021, RCMW Group. had four-full-time employees, and no part-time employees. The directors and executive officers of the Company as of April 15 are as follows:

Name	Position	Age	Date First Appointed Director	Approx. Hours Per Week
Michael Shenher	Chairman, Chief Executive Officer and Director	54	February 14, 2006	40
Chad Costa	Director and President	35	July 7, 2020	40
Walter Schredl	Director and Chief Financial Officer	51	July 7, 2020	40

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Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director and executive officer, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Michael Shenher – Chairman, Chief Executive Officer, and Current Director

Mr. Shenher has been our Chief Executive Officer since February 14, 2006 and was our President from February 14, 2006 until March 1, 2019. Since 2006, Mr. Shenher has also been the President and Chief Executive Officer of General BioEnergy Inc., a company he founded. General BioEnergy Inc. was originally an alternative energy company and evolved into a bio-oil refinery enterprise specializing in petroleum and protein-based product supplements and replacements such as General BioEnergy Inc.’s ‘MOPO’ brands of environmentally friendly high-performance lubricants. Mr. Shenher’s employment background also includes: Chief of Staff to a Canadian Federal Member of Parliament from 2004 to 2007; General Manager of Shenher Insurance and Financial Services from 1997 to 2006; and Regional Manager of Equifax Canada Inc. from 1992 to 1997. Mr. Shenher is also founder and Vice President of Shenher Real Estate and Mortgage Ltd. Mr. Shenher has participated on Saskatchewan’s roundtable contributing to the Canada West Foundation’s position paper entitled ‘Canada’s Power Play: The Case for a Canadian Energy Strategy for a Carbon-Constrained World’ and Mr. Shenher is a former member of the ‘Biofuels and Bioproducts Sector Team’ of Enterprise Saskatchewan which reports directly to the Saskatchewan Minister of Enterprise on alternative energy policy matters. Mr. Shenher is a 2005 recipient of the Saskatchewan Centennial Medal of Honour and is a former board member of City of Regina Parks and Recreation Advisory Board; the Better Business Bureau; and numerous other community, charity, sports and business advocacy boards.

Chad Costa – President and Director

Mr. Costa brings to the Company business experience in managing corporate teams, developing business strategies, risk management and start-up business experience. Mr. Costa is a serial entrepreneur in multiple industries. In the cannabis space, Mr. Costa was instrumental in founding and establishing a chain of licensed retail Canadian cannabis stores. Mr. Costa founded Pettanicals Pet Treats Inc., in 2016. Pettanicals produces high quality pet health supplement products derived from hemp oil combined with 100% natural ingredients. Mr. Costa is a co-founder of Cannary Packaging Inc., which was established in 2018. Cannary Packaging Inc. is a wholesale provider of packaging supplies, branding and marketing. From 2013 to 2017, Mr. Costa coached, specialized and ran his on-ice hockey training program in Kelowna, British Columbia, Canada.

Mr. Costa is qualified to serve on our board of directors because of his extensive business experience derived from past and current occupation(s).

Walter Schredl, Chief Financial Officer and Director

Mr. Walter Schredl is the Chief Financial Officer to the Company. He brings three decades of diverse and progressive experience in finance, operational management, senior level business process analytics, and change management. His work experience includes extensive work overseas functioning within and leading large-volume work environments, while achieving high levels of stakeholder satisfaction. Prior to his role as CFO for Hemp Technologies, Mr. Schredl worked for:

●	Cannary Packaging Inc., Kelowna, BC, Canada, President & CFO (2019 – present)
●	Self Employed Business Consultant, Kelowna, BC, Canada/Malta/USA/Cayman, President (2016 - 2019)
●	Maritime Operations Inc, Kelowna, BC, Canada/Valletta, Malta, CEO (2016 – present)
●	Maritime Training & Certification International, Grand Cayman, Cayman Islands, Managing Director (2016 – present)
●	International Yacht Training Worldwide Inc., Kelowna, BC, Canada/Ft. Lauderdale, FL, Director of Training & Operations (2010-2016)

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Education: Master’s Degree in Business Administration (MBA) Finance accredited by the Canadian Institute of Management. Graduate Degree from the Australian Institute of Business.

None of our officers or directors in the last ten years has been the subject of any conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses), the entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities; a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or the entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Significant Employees

Other than the foregoing named officers and directors, we have no full-time employees whose services are materially significant to our business and operations who are employed at will by RCMW Group Inc.

Family Relationships

There are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than five percent (5%) of the any class of the Company’s equity securities.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive Officer paid by us during the year ended April 30, 2020 and 2019, in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

The following table sets forth certain compensation information for: (i) each person who served as the chief executive officer of our company at any time during the years ended April 30, 2020 and 2019, regardless of compensation level, and (ii) each of our other executive officers, other than the chief executive officer, serving as an executive officer at any time during 2020-2019. Compensation information is shown for fiscal years ended April 30, 2020 and 2019.

RCMW Group, Inc., Summary Compensation Table

		Year				Compen-
	Principal	Ending	Salary	Bonus	Awards	sation	Total
Name	Position	April 30,	($)	($)	($)	($)	($)

Michael Shenher Board Appointed: Feb. 14, 2006	Chairman,	2019	0	0	0	0	0
	CEO/Director	2020	0	0	0	0	0
			0	0	0	0	0

Chad Costa Board Appointed: July 7, 2020	President/Director	2019	0	0	0	0	0
		2020	0	0	0	0	0

Walter Schredl Appointed: July 7, 2020	CFO/Director	2020	0	0	0	0	0

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Board of Directors Compensation

Our board of directors consists of three members. There was no compensation paid to any of the Board members for the fiscal years ended April 30, 2020 and 2019.

Narrative Disclosure to Summary Compensation Table

Except for the following there are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive Officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

No executive Officer received any equity awards, or holds exercisable or unexercisable options, as of the year ended April 30, 2020.

OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
None	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

On March 3, 2021, the Board of Directors of the Company approved the 2021 Named Executive Officers Stock Compensation Plan (the “Plan”) for its Named Executive Officers.

The Company’s Board of Directors has implemented an objective criterion and a structured method of determining compensation. Compensation decisions made by the Board of Directors rely on performance, available working capital and individual levels. The Board of Directors reserve the right to modify or discontinue elements of the executive compensation program, and to revise compensation levels after considering qualitative and quantitative facts and circumstances surrounding actual or projected financial results, individual performance, as well as its view of the appropriate balance among base salary, annual short-term incentive compensation, long-term incentive compensation and other benefits.

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The Board of Directors has determined that the Company needs to preserve its cash reserves to purchase inventory and run its daily operations. In an effort to preserve these cash reserves, the Board wants to act in the best interests of its shareholders, by establishing a 2021 Named Executive Officers Stock Compensation Plan, whereby the Named Executive Officers can elect to take restricted shares of common stock in lieu of salary.

Any Named Executive Officer of the Company may participate in the Plan and, if they elect to do so. They shall receive restricted shares of the Company’s common stock (the “Plan Shares”) in lieu of base cash salary payable to such person. The number of shares to be received by any participant shall be computed by dividing the Fair Market Value of the Company’s common stock (defined the closing price, as reported by OTC Markets) within five (5) business days of the election date, by the aggregate base cash salary payable to such individual during the election period. Shares issuable under the Plan will be issued to the Named Executive Officer during the Election Period. Any and all elections made pursuant to the Plan are non-revocable.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Security Holders Recommendations to Board of Directors

The Company welcomes comments and questions from the shareholders. Shareholders can direct communications to the Chief Executive Officer, Michael Shenher, at our executive offices. However, while the Company appreciates all comments from shareholders, it may not be able to individually respond to all communications. Management attempts to address shareholder questions and concerns in press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. Michael Shenher collects and evaluates all shareholder communications. All communications addressed to the Director and executive Officer will be reviewed by Michael Shenher unless the communication is frivolous.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. No amounts have been paid to, or accrued to, Directors in such capacity.

Director Independence

The Board of Directors is currently composed of three members. None of the members qualify as independent Directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us. In addition, the Board of Directors has not made a subjective determination as to each Director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, though such subjective determination is required by the NASDAQ rules. Had the Board of Directors made these determinations, the Board of Directors would have reviewed and discussed information provided by the Directors and the Company with regard to each Director’s business and personal activities and relationships as they may relate to the Company and its management.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The Company has transacted with related parties pursuant to service arrangements in the ordinary course of business, as follows:

At April 30, 2020, the Company had a $172,390 non-interest bearing, unsecured, payables with no specified terms of repayment, due to an entity controlled by two Officers of the Company.

Chad Costa, the recipient of 400,000,000 shares from the Pettanicals Bulk Asset Sale Purchase transaction is the president of the Registrant. A “conflict of interest” exists when a company officer’s private interest (or the interest of a member of his or her family) interferes with or appears to interfere with the interests of the Company. A conflict of interest can arise when the individual (or a member of his or her family) acts or has interests that may make it difficult for him or her to objectively and effectively perform his or her work for the Company. Conflicts of interest also can arise when the individual, or a member of his or her family, receives improper personal benefits because of his or her position in the Company. In order to avoid any conflict of interest or interested party transaction, the majority of shareholders, with the abstention of Chad Costa, voted in favor to approve this Bulk Sale Purchase Agreement.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors

Stock Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock. We do not have any stock option plans.

Share Purchase Warrants

We have not issued and do not have outstanding any share purchase warrants to purchase shares of our Common Stock.

Indemnification of Directors and Officers

Article V of our Bylaws, entitled, Indemnification of Directors, Officers, Agents and Employees provide that we shall indemnify any and all of our present or former Directors and Officers, or any person who may have served at our request as Director or Officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such Officer or Director is adjudged to be liable for negligence or misconduct in performance of duty.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our Directors, Officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such Officers and Directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

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Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Legal/Disciplinary History

In the past 10 years, none of RCMW Group’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

In the past 10 years, none of RCMW Group’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities.

In the past 10 years, none of RCMW Group’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding, or judgment has not been reversed, suspended, or vacated; or

In the past 10 years, none of RCMW Group’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of three members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering’s qualification, we plan on adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

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PRINCIPAL STOCKHOLDERS

______

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of March 25, 2021 for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of our capital stock. The percentage of beneficial ownership in the table below is based on 10,169,173 shares of common stock deemed to be outstanding as of March 25, 2021.

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each shareholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the shareholder’s name. We have based our calculation of the percentage of beneficial ownership on 10,169,173 shares of the Company’s common stock outstanding on March 25, 2021.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Beneficial Ownership(2)
Directors and Officers and Principal Shareholders:
Michael Shenher, Chairman & CEO	2,008,130	19.7%
Chad Costa, Director & President	2,574.795	25.3%
Walter Schredl, Director & CFO	1,060,924	10.4%

5%+ Shareholders
NAM Holdings, Inc. (3)	2,008,127	19.7%
All executive officers and directors as a group (3 persons)	5,643,849	55.4%

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.
(2)	Based on 10,169,173 shares issued and outstanding.
(3)	NAM Holdings, Inc. is a Wyoming corporation, originally formed on March 8, 2019, with its offices located at 2232 Dell Range Blvd., Suite 245, Cheyenne, Wyoming. NAM Holdings is owned by Robert McMillan who has the ultimate voting control over the shares held in the name of NAM Holdings

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than as reported herein, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

DESCRIPTION OF SECURITIES

______

The Company’s Authorized Stock

We are authorized to issue Fifty Billion (50,000,000,000) shares of common stock with a par value of $0.00001 per share (the “Common Stock”) and Ten Billion (10,000,000,000) shares with a par value of $0.00001 per share of (the “Preferred Stock”) authorized, none issued.

Common Stock

No shareholders of the Corporation holding Common Stock have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class.

Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets of funds of the Corporation legally available, therefore.

Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

Except as otherwise required by Wyoming corporation law, the Articles of Incorporation, or any designation for a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of capital stock of the Corporation shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation; and (ii) the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the applicable matter shall be required for approval of such matter.

Adoption of Bylaws. In the furtherance and not in limitation of the powers conferred by statute and the Articles of Incorporation, the Board is expressly authorized to adopt, repeal, rescind. alter or amend in any respect the bylaws of the Corporation.

Shareholder Amendment of Bylaws. The Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

Removal of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote. Failure of an incumbent director to be nominated to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

Preferred Stock

The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion. Authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

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The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series: (1) the voting powers, if any, of the shares of such series and whether such voting powers are full or limited: (2) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; (3) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series: (4) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of. the Corporation: (5) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same other any other class or classes of stock or any other security, of the Corporation or any other corporation or entity, and the rates or other determinants of conversion or exchange applicable thereto; (6) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity; (7) the provisions, if any. of a sinking fund applicable to such series: and (8) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof. of such series.

DIVIDEND POLICY

______

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

______

Current Offering

RCMW Group. (“RCMW Group.,” “We,” or the “Company”) is offering up to $[ ] total of Securities, consisting of Common Stock, $0.00001 par value (the “Common Stock” or collectively the “Securities”).

Transfer Agent

Our transfer agent is Empire Stock Transfer, LLC, whose address is 1859 Whitney Mesa Dr., Henderson, NV 89014, telephone number (702) 818-5898, and email info@empirestock.com.

The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

SHARES ELIGIBLE FOR FUTURE SALE

_____

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

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Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90-days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

-	1% of the number of shares of our Common Stock then outstanding; or the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

LEGAL MATTERS

_____

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by the Law Offices of T. J. Jesky of Chicago, IL.

EXPERTS

______

The below described expert has not been hired on a contingent basis and will not receive a direct or indirect interest in the Company.

The audited financial statements for the year ending April 30, 2020 that have been included in this Offering have been audited by MNP, Member of Praxity, 50 Burnhamthorpe Road West, Mississauga, Ontario. MNP has also reviewed the interim financials through January 31, 2021.

Included are the financial statements in reliance on their report, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

______

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

40

RCMW GROUP.

TABLE OF CONTENTS

FOR THE YEAR ENDED

APRIL 30, 2020

And

Interim Period ending January 31, 2021

Page
Year ended April 30, 2020 financials (audited):

Consolidated Balance Sheets	F-1a
Consolidated Statement of Operations	F-2a
Consolidated Statements of Cash Flows	F-3a
Consolidated Statement of Changes in Stockholders’ Equity (Deficit)	F-4a
Notes to Financials	F-5a

41

Hemp Technology Inc.

Consolidated Balance Sheets as at

Presented in U.S. Dollars

	April 30, 2020	April 30, 2019
Assets
Current Assets
Cash (Note 4)	$970	$85,981
Total Current Assets	970	85,981
Total Assets	$970	$85,981
Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$42,501	$-
Due to a related party (Note 5)	172,390	17,442
Total Current Liabilities	214,890	17,442
Total Liabilities	214,890	17,442
Stockholders’ Equity (Deficit)
Common stock, $0.00001 par value, 50,000,000,000 shares authorized; 21,176,289,678 shares issued and outstanding as at April 30, 2020 and (18,546,628,778)2019, respectively	211,763	185,466
Additional Paid in Capital	7,005,181	6,768,512
Shares to be issued	-	191,551
Accumulated deficit	(7,430,865)	(7,076,990)
Total Stockholders’ Equity (Deficit)	(213,921)	(68,539)
Total Liabilities and Stockholders’ Equity	$970	$85,981

The accompanying notes are an integral part of these consolidated financial statements.

F-1a

Hemp Technology Inc.

Consolidated Statements of Operations

Presented in U.S. Dollars

	Year ended April 30, 2020	Year ended April 30, 2019
Operating expenses
General and administrative expense	$353,875	$117,737

Net loss from operations	(353,875)	(117,737)

Net loss	$(353,875)	$(117,737)

Loss per common share – Basic and diluted	$(0.00)	$(0.00)
Weighted average number of common shares outstanding, basic and diluted	20,682,929,361	18,546,628,778

The accompanying notes are an integral part of these consolidated financial statements.

F-2a

Hemp Technology Inc.

Consolidated Statements of Cash Flows

Presented in U.S. Dollars

	Year ended April 30, 2020	Year ended April 30, 2019
Operating activities
Net Loss	$(353,875)	$(117,737)
Shares to be issued - services rendered	45,000	97,500
Accounts payable and accrued liabilities	42,501	(5,275)
Net cash used in operating activities	(266,374)	(8,070)
Financing activities
Due to a related party	154,948	17,442
Proceeds from shares	26,415	94,051
Net cash provided by financing activities	181,363	94,051
Net changes in cash	(85,011)	85,981
Cash at beginning of the year	85,981	-
Cash at end of the year	$970	$85,981
SUPPLEMENTAL CASH FLOW INFORMATION		$-
Cash paid in interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-3a

Hemp Technology Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Presented in U.S. Dollars

	Common Stock		Shares	Additional		Total Stockholders’
	Number of	Par	to be	paid in	Accumulated	Equity
	Shares	value	issued	capital	Deficit	(Deficit)
Balance, April 30, 2018	18,546,628,778	$185,466	$-	$6,768,512	$6,959,253	$(5,275)

Net loss					117,737	(117,737)
Shares to be issued - financing			94,051			94,051
Shares to be issued - services			97,500			97,500
Balance, April 30, 2019	18,546,628,778	$185,466	$191,551	$6,768,512	$7,076,990	$68,539
Net loss					353,875	(353,875)
Shares to be issued - services			45,000			45,000

Shares issued - financing	264,150,900	2,642		23,774		26,415
Shares issued - services	2,365,510,000	23,655	(236,551)	212,896		-
Balance, April 30, 2020	21,176,289,678	$211,763	$-	$7,005,181	$7,430,865	$(213,921)

The accompanying notes are an integral part of these consolidated financial statements.

F-4a

Hemp Technology Inc.

Notes to Consolidated Financial Statements

April 30, 2019 and 2020

Presented in U.S. Dollars

Note 1 - Company overview

Hemp Technology Inc. of Wyoming and its subsidiaries, Hemp Technology Inc. of Kentucky and Hemp Biotech Inc. of Kentucky. (collectively the “Company”). is publicly listed on the OTC under the symbol “HPTY.” The Company’s registered office is located in Cheyenne, Wyoming and its principal executive office is located in Calgary, Alberta. The Company is a start-up in the production and distribution of innovative hemp-based, cannabidiol (CBD) products. The Company’s planned primary products will be created from high quality strains of hemp. Hemp extracts are produced from industrial hemp, which is defined as cannabis with less than 0.3% tetrahydrocannabinol (THC). THC causes psychoactive effects when consumed and is typically associated with marijuana (i.e. cannabis with high-THC content). The Company does not produce or sell medicinal or recreational cannabis or products derived from high-THC Cannabis/marijuana plants.

Note 2 - Going concern

These consolidated financial statements are prepared on a going concern basis. The Company does not currently have the financial resources to execute its business plan for the upcoming year. If the Company does not raise capital it may become unable to meet its obligations in the normal course of business.

The Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon the Company obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings to continue working towards the production and distribution of hemp-based CBD to generate operating cashflows.

The Company has incurred a net loss of $353,875 for the year ended April 30, 2020, and an accumulated deficit of $7,430,865. The Company has not yet commenced producing or selling innovative hemp-based, cannabidiol (CBD) products and accordingly does not have any revenue. This casts substantial doubt on the Company’s ability to continue as a going concern unless it can begin to generate net profit and raise adequate financing.

F-5a

Note 3 - Basis of preparation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America or “US GAAP”.

The consolidated financial statements are presented in United States dollars (unless otherwise noted), which is the functional currency of the Company and its subsidiaries. All financial information is presented in United States dollars.

Basis of consolidation – The consolidated financial statements include the accounts of Hemp Technology Inc. and its wholly-owned subsidiaries, as of April 30, 2020 and 2019. Inter-company balances and transactions are eliminated in preparing the consolidated financial statements. The accounting policies of the subsidiaries are consistent with Hemp Technology Inc.

Measurement basis – The consolidated financial statements have been prepared mainly on a historical cost basis. Other measurement bases used are described in the applicable notes.

Foreign Currency

The reporting currency of the Company, including its subsidiaries, is the United States dollar. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction.

Use of estimates - The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses. We believe that the accounting estimates employed are appropriate and that the resulting balances are reasonable; however, due to the inherent uncertainty in making estimates, actual results could differ from the original estimates, resulting in changes to these balances in future periods.

F-6a

Financial instruments

Our financial instruments consist of cash, accounts payable and accrued liabilities, and due to a related party. Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the financial instrument and are measured initially at fair value adjusted for transaction costs. As at the balance sheet dates the carrying value of our financial instruments approximated their fair value, due to the short-term duration of these instruments.

Financial Accounting Standards Board (“FASB”) ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. ASC 820 defines the hierarchy as follows:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices.

Level 2 - Pricing inputs are other than quoted prices in active markets, but are either directly or indirectly observable as of the reported date. The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts, or priced with models using highly observable inputs.

Level 3 - Significant inputs to pricing that are unobservable as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value of financial transmission rights.

Income taxes

The Company utilizes the liability method for financial accounting and reporting for current income taxes. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax basis of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse.

The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

F-7a

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. The Company’s policy for recording interest and penalties associated with tax audits is to record such items as a component of general and administrative expense. The Company has identified its federal tax return and its state tax return in Kentucky as its “major” tax jurisdictions, and all prior year returns remain subject to examination. The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017. The Tax Act reduced the U.S. federal corporate tax rate from 35% to 21%. As December 31, 2017, the Company had made a reasonable estimate of the effects of the Tax Act. This estimate incorporates assumptions made based upon the Company’s current interpretation of the Tax Act and may change as the Company may receive additional clarification and implementation guidance and as the interpretation of the Tax Act evolves. In accordance with SEC Staff Accounting Bulletin No. 118, the Company has finalized the accounting for the effects of the Tax Act during 2019. Future adjustments made to the provisional effects will be reported as a component of income tax expense in the reporting period in which any such adjustments are determined.

Stock based compensation

The Company follows ASC 718, Compensation - Stock Compensation, which addresses the accounting for stock-based payment transactions, requiring such transactions to be accounted for using the fair value method. Awards of shares for property or services are recorded at the more readily measurable of the fair value of the stock and the fair value of the service. The Company uses the Black-Scholes option-pricing model to determine the grant date fair value of stock- based awards under ASC 718. The fair value is charged to earnings depending on the terms and conditions of the award, and the nature of the relationship of the recipient of the award to the Company. The Company records the grant date fair value in line with the period over which it was earned. For employees and management, this is typically considered to be the vesting period of the award. For consultants the fair value of the award is recorded over the term of the service period, and unvested amounts are revalued at each reporting period over the service period. The Company estimates the expected forfeitures and updates the valuation accordingly.

Net loss per share

We calculate net loss per share in accordance with ASC Topic 260, Earnings per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period, and diluted earnings per share is computed by including common stock equivalents outstanding for the period in the denominator. For the years ended April 30, 2020 and 2019, any equivalents would have been anti-dilutive as we had a loss for the years then ended.

Adoption of new accounting standards and policies

From time to time, new accounting pronouncements are issued that we adopt as of the specified effective date. We believe that the impact of recently issued standards that are not yet effective do not have a material impact on the results of operations and financial position.

F-8a

Note 4 - Cash

The Company holds cash in bank accounts in Canada and the USA. Substantially all of these funds are held in US Dollars. The Company does not have any restricted cash or cash equivalents at April 30, 2020 or 2019.

Note 5 - Due to related party

At April 30, 2020, the Company had non-interest bearing, unsecured, payables with no specified terms of repayment, due to an entity controlled by two Officers of the Company.

Note 6 - Common stock and Shares to be issued

The Company’s authorized share capital consists of 50 billion of shares of common stock and 10 billion of preferred stock. There are no preferred shares issued, and the following described the common stock issued:

	Common Stock	Share Capital ($)
Share Capital at April 30, 2019 and 2018	18,546,628,778	6,953,978
Shares issued - financing (i, ii)	1,204,660,900	120,466
Shares issued - services (iii)	1,428,500,00	142,500

Total shares issued at April 30, 2020	21,176,289,678	7,216,944

(i)	In July 2019, the Company completed a financing of 264,150,900 shares at $0.0001 per share.
(ii)	During the year ended April 30, 2020, the Company issued 940,510,000 previously unissued shares from financing completed in March 2019.

(ii) During the year ended April 30, 2020 the Company issued 1,428,500,00 shares of previously committed common stock to key consultants to secure their services in developing the business plan.

F-9a

Note 7 - Related Party Transactions and Management Compensation

The Company borrowed from a related party as described in note 5.

During the years ended April 30, 2020 and 2019 management was not compensated.

Note 8 - Commitments

As at April 30, 2020 and 2019 the Company did not have any commitments.

Note 9 - Income taxes

The Company has net operating loss carryovers of approximately $473,021 for federal and state income tax purposes, which continue indefinitely. The ultimate realization of the net operating loss is dependent upon future taxable income, if any, of the Company. Based on losses from inception, the Company determined that as of April 30, 2020 it is more likely than not that the Company will not realize benefits from the deferred tax assets. The Company will not record income tax benefits in the financial statements until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize the deferred income tax assets. As a result of the analysis, the Company determined that a valuation allowance against the deferred tax assets was required.

F-10a

Reconciliation of the statutory rate of 25.74% (2019 – 21%) and income tax benefits at those rates to the effective income tax rates and income tax benefits reported in the statement of operations and comprehensive loss is as follows:

	As of April 30,
	2020	2019

Net Income (Loss) before recovery of income taxes	$(353,875)	$(117,737)

Expected income tax (recovery) expense	(91,087)	(24,725)

Other	(5,648)	(296)

Change in valuation allowance	96,735	25,021

Income tax expense	$-	$-

The change in the Company’s valuation allowance is as follows:

	For the Years Ended April 30,
	2020	2019

Net operating loss carry forward	$473,021	$119,147

Valuation Allowance	(473,021)	(119,147)

Total	$-	$-

Note 10 - Financial instruments

Fair Values - The Company’s financial instruments consist of cash, accounts payable and accrued liabilities, and due to a related party. The fair values of these financial instruments approximate their carrying values due to the short-term maturity of these instruments.

F-11a

Foreign Currency Risk - Foreign currency risk is the risk that changes in the rates of exchange on foreign currencies will impact the financial position or cash flows of the Company. The Company’s functional currency is the U.S. Dollar, thus the Company is exposed to minimal foreign currency risks in relation to certain payables that are to be settled in Canadian funds. Management monitors its foreign currency exposure regularly to minimize the risk of an adverse impact on its cash flows.

Concentration of Credit Risk - Concentration of credit risk is the risk of loss in the event that certain counterparties are unable to fulfill its obligations to the Company. The Company limits its exposure to credit loss on its cash by placing its cash with high credit quality financial institutions and by conducting due diligence on its counterparties.

Liquidity Risk - Liquidity risk is the risk that the Company’s cash flows from operations will not be sufficient for the Company to continue operating and discharge is liabilities. The Company is exposed to liquidity risk as its continued operation is dependent upon its ability to obtain financing, either in the form of debt or equity, or achieving profitable operations in order to satisfy its liabilities as they come due.

Market Risk - Market risk is the risk that fluctuations in the market prices of hemp and CBD products will impact the Company’s future cash flows. The Company is exposed to market risk in the number of financing opportunities that will be available and through the evolving status of regulation for Hemp cultivation, processing, and products. Once operating the Company will be exposed to market risk for the cost of hemp biomass, and for the value of the Hemp-CBD products it plans to produce.

Note 11 - Subsequent events

On or about June 18, 2020, 4033001, a newly formed Wyoming Corporation, and a subsidiary of the Registrant entered into a Bulk Asset Sale Purchase Agreement with Pettanicals. Pettanicals Pet Treats, Inc., was a private Canadian company, which has been dissolved in accordance with section 314(1) of the British Columbia Business Corporations Act owned by Vanessa Miskuski and Chad Costa.

Under the terms of the Bulk Asset Sales Purchase Agreement Vanessa and Chad Costa agreed to sell to 4033001, the following bulk assets, valued at $100,000, in exchanged for 1,000,000,000 unregistered restricted common shares of the Registrant:

1. Intellectual Property pertaining to the scientific product formulas for:

a. Dog

b. Cat

c. Horse

d. Hip and joint products

2. Trademarks/Service Marks (Canadian Registration Number: TMA1073077)

3. Web domain and profile names

4. Product design and packaging

5. Marketing material

6. Promotion presentations banners posters and flyers;

7. Former on-line customer lists.

Pettanicals’ proprietary formulas offer a full spectrum of healthy ingredients, and do not contain any preservatives, artificial flavors or fillers. Pettanicals are manufactured in GMP certified facilities and undergo testing protocols.

Management believes that by purchasing these assets, it may be able to revive the pet vitamin business, which is now defunct. There are no assurance or guarantees that management will be successful or able to revive this former business.

F-12a

Cannary Packaging Inc.

On or about July 8, 2020, 4033002, a newly formed Wyoming Corporation, and a subsidiary of the Registrant entered into an Asset/Share Exchange Agreement with Cannary Packaging, Inc. a private British Columbia, Canadian company. Cannary Packaging Inc. is a non-flower touching North American distributor of vaporizer hardware.

Under the terms of the Asset/Share Exchange Agreement, Cannary agreed to exchange its non-operating assets to 4033002. The non-operating assets were valued at approximately $2,200,000 and were exchanged for 21,852,907,580 of the Registrant’s unregistered restricted common shares of newly-issued common stock to existing shareholders of Cannary based on the pro-rata ownership in Cannary.

The purpose of acquiring these Non-Operating Assets is twofold: 1) 4033002 becomes the operating asset acquisition subsidiary for the Registrant; and 2) the acquisition of these Non-Operating Assets helps qualify Registrant for a NASDAQ listing. 4033002 plans to operate under the d/b/a of Cannary Distribution throughout North America.

F-13a

RCMW Group, Inc. (formerly “Hemp Technology Inc.”)

Unaudited Interim Condensed Consolidated Balance Sheets

As of January 31, 2021, and April 30, 2020

(Amounts Expressed in United States Dollars, Except for Share Amounts)

	January 31,	April 30,
	2021	2020
		(Audited)
ASSETS
Current Assets:
Cash	$76,045	970
Accounts receivable	427,455	-
Prepaid expenses and other current assets	655,263	-
Inventories	810,085	-
Total Current Assets	1,968,848	970

Prepaid expenses and other long-term assets	152,955
Property and equipment, net	70,712	-
TOTAL ASSETS	$2,192,515	970

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current Liabilities:
Accounts payable and accrued liabilities	$571,221	42,500
Loan	775,343	-
Unearned revenue	107,086	-
Due to related parties	-	172,390
Total Current Liabilities	1,453,650	214,890
TOTAL LIABILITIES	$1,453,650	214,890

SHAREHOLDERS’ EQUITY
Share Capital	$99	47
Shares to be issued	2,800
Treasury stock, at cost (150,000 shares)	(9,500)
Common stock, $0.00001 par value, 50,000,000,000 shares authorized; 9,890,950 shares issued and outstanding as of January 31, 2021 and 4,705,849 as of April 30, 2020 respectively
Additional paid in capital	9,362,863	7,216,898
Accumulated deficit	(8,617,397)	(7,430,865)
TOTAL SHAREHOLDERS’ EQUITY	738,865	(213,920)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,192,515	970

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-1b

RCMW Group, Inc. (formerly “Hemp Technology Inc.”)

Unaudited Interim Condensed Consolidated Statements of Operations

Three and Nine Months Ended January 31, 2021 and 2020

(Amounts Expressed in United States Dollars, Except for Share Amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2021	2020	2021	2020
Revenues, net of discounts	$282,987	-	$3,638,568	-
Cost of Goods Sold, net	116,090	-	2,925,321	-
Inventory write-down	688,973		688,973
Gross Profit (Loss)	(522,076)	-	24,274	-
Expenses:
Selling, General, and Administrative	619,917	81,220	1,141,882	292,449
Total Expenses	619,917	81,220	1,141,882	292,449
Loss From Operations	(1,141,993)	(81,220)	(1,117,608)	(292,449)
Other Income (Expenses)
Interest	(55,629)	-	(68,924)	-
Total Other Income (Expenses)	(55,629)	-	(68,924)	-
Loss Before Income Taxes	(1,197,622)	(81,220)	(1,186,532)	(292,449)
Income Tax Expense	-	-	-	-
Net Comprehensive Loss	$(1,197,622)	(81,220)	$(1,186,532)	(292,449)
Net Loss per share - basic and diluted	$(0.12)	(0.02)	$(0.14)	(0.07)
Weighted average number of shares outstanding - basic and diluted	9,838,657	4,932,516	8,584,894	4,411,769

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-2b

RCMW Group, Inc. (formerly “Hemp Technology Inc.”)

Unaudited Interim Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

(Amounts Expressed in United States Dollars, Except for Share Amounts)

Common Stock
	Number of Shares	Par value	Shares To be Issued	Treasury Stock, at Cost	Additional Paid in Capital	Deficit	Total Stockholders’ Equity (Deficit)
Balance, April 30, 2019	4,121,474	$41	$191,551	$-	$6,953,937	$(7,076,990)	$68,539
Shares to be issued - services			45,000				45,000
Sales of shares	58,701	1			26,414		26,415
Shares issued for Pettanicals deposit	226,667	2			101,998		102,000
Settle shares to be issued	525,674	5	(236,551)		236,546		-
Net Loss						(292,449)	(292,449)
Balance, January 31, 2020	4,932,516	$49	$-	$-	$7,318,895	$(7,369,439)	$(50,495)

Balance, April 30, 2020	4,705,849	$47	$-	$-	$7,216,898	$(7,430,865)	$(213,920)
Shares to be issued - stock split	224		-				-
Shares to be cancelled and returned to Treasury at Cost				(9,500)			(9,500)
Shares issued for Bulk Asset Purchase
Cannary Packaging Inc.	4,962,654	50	2,800		2,233,144		2,235,994
Pettannicals Pet Treats	222,223	2			99,998		100,000
Intangibles					(187,177)		(187,177)
Net Loss						(1,186,532)	(1,186,532)
Balance, January 31, 2021	9,890,950	$99	$2,800	$(9,500)	$9,362,863	$(8,617,397)	$738,865

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-3b

RCMW Group, Inc. (formerly “Hemp Technology Inc.”)

Unaudited Interim Condensed Consolidated Statements of Cash Flows

Three and Nine Months Ended January 31, 2021 and 2020

(Amounts Expressed in United States Dollars)

	For the Three Months Ended January 31,		For the Nine Months Ended January 31,
	2021	2020	2021	2020
Operating activities
Net Loss	$(1,197,622)	(81,220)	$(1,186,532)	(292,449)
Non-Cash Transactions
Depreciation and amortization	3,083		7,414
Interest expense	55,629		68,924
Inventory write-down	688,973		688,973
Shares to be issued - services rendered				45,000
Changes in operating assets and liabilities:
Accounts receivable	1,105,261		(188,409)
Prepaid expenses and other current assets	(492,022)		(655,263)
Inventories	(707,617)		336,500
Accounts payable and accrued liabilities	18,460	33,072	528,721	85,280
Unearned revenue	107,086		107,086
Net cash (used in) operating activities	(418,769)	(48,148)	(292,586)	(162,169)
Financing activities
Loan	879,552		1,385,312
Loan repayment	(371,839)		(678,894)
Prepaid expenses and other long-term assets	(152,955)		(152,955)
Due to related party	-	31,475	(172,390)	60,552
Property, equipment and intangible assets	(209)		(3,912)
Shares cancelled for cash	(9,500)		(9,500)
Shares issued for cash				26,415
Net cash provided by financing activities	345,049	31,475	367,661	86,967
Net changes in cash	(73,720)	(16,673)	75,075	(75,202)
Cash at beginning of the period	149,765	27,452	970	85,981
Cash at end of the period	$76,045	10,779	$76,045	10,779

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-4b

RCMW Group, Inc. (formerly “Hemp Technology Inc.”)

Notes to the Interim Condensed Consolidated Financial Statements

(Presented in U.S. Dollars)

(Unaudited)

Note 1 - Company overview

RCMW Group, Inc. (formerly “Hemp Technology Inc.”) (“RCMW”) of Wyoming and its subsidiaries, Hemp Technology Inc. of Kentucky, Hemp Biotech Inc. of Kentucky (see Note 12 - Subsequent events), 4033000, 4033001, and 4033002 of Wyoming (collectively the “Company”) is publicly listed on the OTC under the symbol “HPTYD”. The symbol was changed to “RCMW” effective March 24, 2021. RCMW’s registered office is in Cheyenne, Wyoming.

The Company is established in the production, branding and marketing of consumer products. The Company’s primary products are non-nicotine vaporizer hardware, and related batteries for the cannabinoid marketplace, and hemp seed-based pet specialty supplements and products. The Company does not produce or sell medicinal or recreational marijuana or products derived from high-THC Cannabis/marijuana plants and is focused on the use of hemp seed derived oils and proteins

Note 2 - Going concern

These interim condensed consolidated financial statements are prepared on a going concern basis. The Company has incurred continuing losses from its operations and as of January 31, 2021, the Company had an accumulated deficit of $8,617,397 resulting primarily from its previous biofuels business. The Company had a net loss of $353,875 during its most recent year ended April 30, 2020 and a net loss of $1,186,532 in the nine months ended January 31, 2021. This casts substantial doubt on the Company’s ability to continue as a going concern unless it can begin to generate a net profit.

Note 3 - Basis of preparation

The accompanying interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10–Q and Rule 10 of Regulation S–X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America. However, in the opinion of the management of the Company, all adjustments necessary for a fair presentation of the financial position and operating results have been included in these statements. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10 for the fiscal year ended April 30, 2020.

Basis of consolidation

The interim condensed consolidated financial statements include the accounts of RCMW and its subsidiaries as of January 31, 2021 and 2020. The Company has five wholly owned subsidiaries: Hemp Technology Inc. of Kentucky, Hemp Biotech Inc. of Kentucky, 4033000, 4033001 and 4033002 of Wyoming. Inter-company balances and transactions are eliminated in preparing the interim condensed consolidated financial statements. The accounting policies of the subsidiaries are consistent with RCMW.

Use of estimates

The preparation of interim condensed consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim condensed consolidated financial statements and the reported amounts of expenses. We believe that the accounting estimates employed are appropriate and that the resulting balances are reasonable; however, due to the inherent uncertainty in making estimates, actual results could differ from the original estimates, resulting in changes to these balances in future periods.

F-5b

Net income (loss) per share

We calculate net income (loss) per share in accordance with Accounting Standards Codification (“ASC”) Topic 260, Earnings per Share. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period, and diluted earnings per share is computed by including common stock equivalents outstanding for the period in the denominator. For the nine months period ended January 31, 2021 and 2020, any equivalents would have been anti-dilutive as we had losses for the periods then ended.

Foreign Currency Translation

The reporting currency of the Company is the United States dollar. The financial statements of subsidiaries located outside of the U.S. are measured in their functional currency, which is the local currency. The functional currency of RCMW is the U.S. dollar. Monetary assets and liabilities of these subsidiaries are translated at the exchange rates at the balance sheet date. Income and expense items are translated using average monthly exchange rates. Non-monetary assets are translated at their historical exchange rates. Translation adjustments are included in accumulated other comprehensive loss in the condensed consolidated balance sheets and net income (loss) on the statement of operations as comprehensive income (loss).

Fair Values of Financial Instruments

The carrying amounts of cash, accounts receivable, accounts payable, due to related parties, unearned revenues, loans, and other current liabilities approximate their fair value due to the short-term nature of these instruments. The Company’s operations and financing activities are conducted primarily in United States dollars and as a result, the Company is not subject to significant exposure to market risks from changes in foreign currency rates. The Company is exposed to credit risk through its cash but mitigates this risk by keeping these deposits at major financial institutions.

ASC Topic 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability.

Income taxes

The Company utilizes the liability approach for accounting and reporting for income taxes. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax basis of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse.

The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards.

F-6b

The Company’s policy for recording interest and penalties associated with tax audits is to record such items as a component of general and administrative expense. The Company has identified its federal tax return and its state tax return in Wyoming as its “major” tax jurisdictions, and all prior year returns remain subject to examination. The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017. The Tax Act reduced the U.S. federal corporate tax rate from 35% to 21%. As December 31, 2017, the Company had made a reasonable estimate of the effects of the Tax Act. This estimate incorporates assumptions made based upon the Company’s current interpretation of the Tax Act and may change as the Company may receive additional clarification and implementation guidance and as the interpretation of the Tax Act evolves. In accordance with SEC Staff Accounting Bulletin No. 118, the Company has finalized the accounting for the effects of the Tax Act during 2020. Future adjustments made to the provisional effects will be reported as a component of income tax expense in the reporting period in which any such adjustments are determined.

Stock based compensation

The Company follows ASC Topic 718, Compensation - Stock Compensation (“ASC 718”), which addresses the accounting for stock-based payment transactions, requiring such transactions to be accounted for using the fair value method. Awards of shares for property or services are recorded at the more readily measurable of the fair value of the stock and the fair value of the service. The Company uses the Black-Scholes option-pricing model to determine the grant date fair value of stock- based awards under ASC 718. The fair value is charged to earnings depending on the terms and conditions of the award, and the nature of the relationship of the recipient of the award to the Company. The Company records the grant date fair value in line with the period over which it was earned. For employees and management, this is typically considered to be the vesting period of the award. For consultants, the fair value of the award is recorded over the term of the service period, and unvested amounts are revalued at each reporting period over the service period. The Company estimates the expected forfeitures and updates the valuation accordingly.

Impairment of Long-Lived Assets

Management reviews for impairment whenever events or changes in circumstances indicate that the carrying amount of property and equipment may not be recoverable under the provisions of accounting for the impairment of long-lived assets. If it is determined that an impairment loss has occurred based upon expected future cash flows, the loss is recognized in the Interim Condensed Consolidated Statement of Operations.

Inventories

Inventories are stated at the lower of cost, determined principally under the first-in, first-out method, or net realizable value. Inventories include the cost of vape hardware, packaging, and pet products. Obsolete or excess inventories are reflected at their estimated realizable values. Net realizable value is the estimated sales revenue for a normal period of activity less expected selling costs. Allowances for excess and obsolete inventory are recognized for excess amounts, obsolescence and declines in net realizable value below cost. Estimation and judgement are required in determining the value of the allowance for excess and obsolete inventory at each balance sheet date. Management specifically analyzes estimates of future demand for products when determining allowances for excess and obsolete inventory. Changes in these estimates could result in revisions to the valuation of inventory in future periods.

Property and Equipment

Property, equipment, and improvements to leased premises are depreciated using the straight-line method over the estimated useful lives of the assets, or when applicable, the term of the lease, whichever is shorter. Major renewals or replacements that substantially extend the useful life of an asset are capitalized and depreciated. The estimated useful lives are generally as follows:

Machinery and Equipment	20%
Office Equipment	30%
Furniture and Fixtures	20%

F-7b

Revenue Recognition

Sales comprise the fair value of the consideration received or receivable for the sale of goods and rendering of services in the ordinary course of the Company’s activities. Sales are presented, net of sales tax, rebates and discounts, and after eliminating sales within the Company. The Company recognizes revenue when the amount of revenue and related cost can be reliably measured, it is probable that the collectability of the related receivables is reasonably assured and when the specific criteria for each of the Company’s activities are met as follows:

Sale of goods – Revenue from these sales is recognized when an entity has delivered the goods to locations specified by its customers and the customers have accepted the goods in accordance with the sales contract. Products are sold to certain customers with a volume discount and these customers also have the right to return faulty goods. Revenue from these sales is recorded based on the contracted price less the estimated volume discount and returns at the time of sale. Experience and projections are used to estimate the anticipated volume of sales and returns.

Deposits received from customers for which the related goods are not yet delivered represent contract liabilities and are recorded as unearned revenue.

Cost of Goods Sold

Costs related to expenses incurred to sell the Company’s products and services are recorded as cost of goods sold when the related revenue is recognized. The Company records inventory costs of the associated products delivered to customers within cost of goods sold.

Acquisitions

In accordance with the guidance for business combinations (ASC Topic 805, Business Combinations) the Company determines whether a transaction or other event is a business combination, which requires that the assets acquired, and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method. If the assets acquired are not a business, we account for the transaction or other event as an asset acquisition. Under both methods, the Company recognizes the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, we evaluate the existence of goodwill or a gain from a bargain purchase. We capitalize acquisition related costs and fees associated with asset acquisitions and immediately expense acquisition related costs and fees associated with business combinations.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, when adopted, will have a material effect on the accompanying interim condensed consolidated financial statements.

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-13, Changes to Disclosure Requirements for Fair Value Measurements, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The ASU removes, modifies, and adds certain disclosure requirements and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company determined there is no material impact on the adoption of this standard on its interim condensed consolidated financial statements.

F-8b

In December 2019, the FASB Issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting of Income Taxes”, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating this guidance to determine the impact it may have on its financial statements.

In January 2020, the FASB issued ASU 2020-1, “Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) - Clarifying the Interactions between Topic 321, Topic 323, and Topic 815” (“ASU 2020-1”). ASU 2020-1 is based on a consensus of the Emerging Issues Task Force and is expected to increase comparability in accounting for these transactions. ASU 2020-1 made targeted improvements to accounting for financial instruments, including providing an entity the ability to measure certain equity securities without a readily determinable fair value at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Among other topics, the amendments clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting. For public business entities, the amendments in ASU 2020-1 are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company is evaluating the potential impact of adoption of this standard on its consolidated financial statements.

Other accounting standards have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the condensed consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

Note 4 - Due to related parties and management compensation

As of January 31, 2021, the Company had non-interest bearing, unsecured payables with no specified terms of repayment, due to an entity controlled by two Officers of the Company in the amount of $ nil and $172,390 as of April 30, 2020.

Note 5 - Unearned Revenue

As of the period ended January 31, 2021, the Company had unearned revenue in the amount of $107,086, which represents deposits from customers, and a balance of $nil as of April 30, 2020.

Note 6 - Transactions between entities under common control

The transactions that have been completed during the period ended January 31, 2021 have been accounted for pursuant to ASC 805-50, Transactions Between Entities Under Common Control. A common control transaction is similar to a business combination, however, does not meet the definition of a business combination, because there is no change in control over the entity by the parent. Therefore, the accounting and reporting for the transaction between entities under common control are outside the scope of the business combinations guidance in ASC 805-10, ASC 805-20, and ASC 805-30, and addressed in ASC 805-50.

(a)	On June 18, 2020, the Company acquired from Vanessa Miskuski and Chad Costa (key management of RCMW) certain intangible assets related to the pet supplement industry in exchange for 222,223 common shares. Pursuant to ASC 805-50-30-5 relating to transactions between entities under common control, the intangible assets had a $nil historical cost, and therefore, were recorded in Additional Paid in Capital.

(b)	On July 7, 2020, the Company acquired specified assets from Cannary Packaging Inc. in the form of Accounts Receivables, Inventory, Property and Equipment, and Intangible Assets in exchange for 4,962,654 common shares. Given the transaction was between two entities which principal owners have significant influence, the transaction was completed through ASC 805-50-30-5 relating to transactions between entities under common control as one of the owners of Cannary Packaging Inc. is key management of RCMW. The intangible assets had a $nil historical cost, and therefore, recorded in Additional Paid in Capital, while the other assets acquired were recorded at their historical cost.

The preliminary allocation of the consideration transferred is as follows:

Shares issued in connection with acquisition	$2,233,194
Shares to be issued in connection with acquisition	2,800
Total purchase price	$2,235,994

Accounts receivable	$239,046
Inventory	1,835,558
Net property, plant, and equipment	74,214
Additional paid in capital	87,176
Total preliminary purchase price allocation	$2,235,994

F-9b

Note 7 - Asset Acquisition

On August 11, 2020, RCMW entered into a purchase and sale agreement dated August 11, 2020, to acquire substantially all the assets of True Leaf Pet Inc. (“TLP”) in exchange for $300,000 CAD ($222,222 USD). The closing of the transaction pursuant to the Sale Agreement (the “Transaction”) was subject to approval by the Court of the Transaction within 30 days of the execution date. The Transaction closed September 11, 2020.

The Transaction completed on September 11, 2020 did not meet the definition of a business in accordance with ASC 805, and was therefore, accounted for as an asset acquisition.

Preliminary purchase price adjustment

Consideration Paid (USD)	$222,222
Total purchase price	$222,222

Accounts receivable	66,234
Inventory	152,388
Net Property, plant, and equipment	3,600
Total preliminary purchase price allocation	$222,222

Note 8 - Common stock

The Company’s authorized share capital consists of 50 billion of shares of common stock and 10 billion of preferred stock. There are no preferred shares issued, and 9,890,950 common shares were issued and outstanding on January 31, 2021.

During the nine months ended January 31, 2021:

●	The Company issued 222,223 shares of common stock to the owners of the assets as part of the Bulk Asset Purchase Agreement dated June 18, 2020 valued at $100,000 USD (Note 6(a)).

●	The Company issued 4,856,202 shares of common stock to the stockholders of the assets as part of the Bulk Asset/Share Exchange Agreement dated July 7, 2020 valued at approximately $2,185,291 USD (Note 6(b)).

●	On December 16, 2020, the Company issued 106,452 unregistered restricted common shares to three shareholders. The issuance of these shares goes back to the Asset/Share Exchange Agreement, where the Company’s subsidiary, 4033002 exchanged shares for non-operating assets owned by Cannary Packaging, Inc., a private British Columbia company, with approximately 58 shareholders. When the share exchange took place in July 2020 a clerical error was made, and these three shareholders failed to receive their pro-rata ownership in the exchange. The issuance of these 106,452 unregistered restricted common shares corrected this clerical error (Note 6(b)).

●	On December 28, 2020, the Board, based on shareholder approval, ratified a 1:4,500 reverse stock split and the authorized shares are to remain at 50,000,000,000 with a par value of $0.00001. The Company’s number CUSIP number reflecting this reverse split and corporate name change to RCMW Group, Inc. is: 74937E102. FINRA approved the reverse stock split to take effect on February 24, 2021. With the corporate name change the Company’s stock symbol changed to HPTYD. New stock symbol RCMW was effective on March 24, 2021.

●	On January 5, 2021, the Company entered into a Settlement Agreement with a shareholder of the Company. The Company reached a mutual understanding with a shareholder to cancel 150,000 (post-split) common shares in exchange for its ownership rights of Hemp Biotech, Inc., an inactive Kentucky entity, with $nil carrying value. As part of the agreement, the Company paid $9,500 which included covering the Processor/Handler Licensing with the State of Kentucky for 2021 for this entity and the shareholder agreed to remove any references or associations with the Company. On March 3, 2021, the Company cancelled 150,000 shares of its common stock and these shares were returned to the corporate treasury.

F-10b

Note 9 - Loan

On August 21, 2020, the Company secured a payable servicing and security agreement with Bespoke Financial, Inc., whereby the Company have the right to drawing up to maximum of $300,000 USD. This was increased to $600,000 during the current period. The credit facility is personally guaranteed by specific key management personnel. The credit facility bore interest at a range of rates between 0.11% to 0.21% per day over the term for each individual financing. As of the period ending January 31, 2021, the Company had drawn on $599,552 of the credit facility and incurred an interest expense of $54,012.

On December 23, 2020, the Company entered into an agreement of sale of future receivables with Upwise Capital, a Connecticut Limited Liability Company, whereby the Company obtained a loan for $200,000 USD. The loan bore interest at the rate of 1.424% per week over a nine-month term and is being repaid at a rate of $6,878 per week. As of the period ending January 31, 2021, the balance owing on the loan was $179,262 and an interest expense of $14,912 had been incurred.

Note 10 - Commitments and Contingencies

Claims and Litigation

From time to time, the Company and/or its subsidiaries may become defendants in legal actions and the Company intends to defend itself against all legal claims. As of the date of this report, the Company is not aware of any material or significant claims against it.

Commitments

The Company has a $5,021 monthly lease commitment related to the office space, facilities and warehouses expiring on July 31, 2023.

Note 11 - Covid 19

On March 11, 2020, the World Health Organization (“WHO”) recognized COVID-19 as a global pandemic, prompting many national, regional, and local governments, including in the markets that the Company operates in, to implement preventative or protective measures, such as travel and business restrictions, temporary store closures, and wide-sweeping quarantines and stay-at-home orders.

As a result, COVID-19 has significantly curtailed global economic activity, including in the industries in which the Company operates. The full extent of the pandemic, related business and travel restrictions, governmental regulations and changes to consumer behavior intended to reduce its spread are uncertain as of the date of this Quarterly Report on Form 10-Q, and the timing of the peak of the pandemic and its ultimate impact on the U.S. and global economies remains uncertain.

Therefore, the full extent to which the COVID-19 pandemic may impact our results of operations, liquidity or financial position is uncertain. In addition, the COVID-19 pandemic has had and is likely to continue to have adverse effects on our clients, suppliers and third-party business partners. Management continues to monitor the impact that the COVID-19 pandemic is having on the Company and the economies in which we operate. We anticipate that our liquidity may be materially impacted by the COVID-19 pandemic and we expect that the effect of the COVID-19 pandemic will not be fully reflected in our results of operations and overall financial performance until future periods.

We will continue to actively monitor the development of the COVID-19 pandemic and may take further actions that alter our business operations as may be required by federal, state or local authorities or that we determine are in the best interests of our employees, clients, partners, and stockholders.

F-11b

Note 12 - Subsequent Events

●	On February 1, 2021, the Company entered into a Settlement Agreement and Mutual Release with a shareholder of the Company. The purpose of the agreement was to terminate the business relationship with the shareholder. Both the Company and shareholder mutually decided that their business relationship was not beneficial for both the shareholder and Company and they mutually agreed to terminate this business relationship. In this private transaction, the shareholder agreed to sell his 77,778 (post-split) restricted common shares to the Company for $4,000. As a result, $4,000 in cash was paid to the shareholder in exchange for cancellation of his restricted common shares in the Company. The share certificate in is the process of being cancelled and returned to the Company’s Treasury.

●	On February 4, 2021, the Company issued 6,223 unregistered restricted common shares to one shareholder. The issuance of these shares goes back to the Asset/Share Exchange Agreement, where the Company’s subsidiary, 4033002 exchanged shares for non-operating assets owned by Cannary Packaging, Inc., a private British Columbia company, with approximately 58 shareholders. When the share exchange took place in July 2020 a clerical error was made, and this shareholder failed to receive their pro-rata ownership in the exchange. The issuance of these 6,223 unregistered, restricted common shares corrected this clerical error.

●	On March 3, 2021, the Company issued 240,000 unregistered restricted common shares from its Treasury to its three named executives for the Named Executive Officers Stock Compensation Plan.

●	On March 3, 2021, the Company issued 80,000 unregistered restricted common shares from its Treasury to one shareholder as a COVID-19 Retention Bonus.

●	On March 3, 2021, the Company issued 102,000 unregistered restricted common shares from its Treasury to one shareholder for legal services.

F-12b

PART III—EXHIBITS

Index to Exhibits

EXHIBIT INDEX

Exhibit	Exhibit Description	Filed herewith	Form	Period Ending	Exhibit	Filing Date
2.1	Articles		10-K		3.1	01/02/2020
2.2	Bylaws, as currently in effect		10-K		3.2	01/02/2020
2.3	Articles of Amendment (8/13/2013)		10-K		3.3	01/02/2020
2.4	Articles of Amendment (6/14/2014)		10-K/A		3.4	02/21/2020
2.5	Articles of Amendment (10/20/2014)		10-K/A		3.5	02/21/2020
2.6	Articles of Amendment (4/15/2015)		10-K/A		3.6	02/21/2020
2.7	Articles of Amendment (5/18/2016)		10-K/A		3.7	02/21/2020
2.8	Articles of Amendment (7/27/2018)		10-K/A		3.8	02/21/2020
2.9	Certificate of Name Change [Wyoming] (January 18, 2019)		10-K/A		3.9	02/21/2020
2.10	Original Articles (10/17/2005)		10-K/A		3.10	02/21/2020
2.11	Articles of Domestication (7/23/2013)		10-K/A		3.11	03/18/2020
2.12	Articles of Merger between Clean Power Concepts and Loma Verde (Dated 3/23/2007, effective 4/02/2007)		10-K/A
4.1	Subscription Agreement	x
11.1	Consent of Counsel (incorporated in Exhibit 12. 1)	x
12.1	Opinion Re Legality	x

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gardenia, California on June 11, 2021.

(Exact name of issuer as specified in its charter):	RCMW Group, Inc..

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Michael Shenher
Michael Shenher, Chairman and Chief Executive Officer (Principal Executive Officer).

(Date): June 11, 2021

/s/ Walter Schredl
Walter Schredl, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer).

(Date): June 11, 2021

SIGNATURES OF DIRECTORS:
/s/ Michael Shenher	June 11, 2021
Michael Shenher, Chairman	Date

/s/ Chad Costa	June 11, 2021
Chad Costa, Director	Date

/s/ Walter Schredl	June 11, 2021
Walter Schredl, Director	Date

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